EXHIBIT 99.1

City National Names Technology Executive Mohamad Ali to Its Board of Directors

LOS ANGELES, June 25, 2013 (GLOBE NEWSWIRE) -- City National Corporation (NYSE:CYN) today announced that Mohamad Ali, Hewlett-Packard's chief strategy officer, has been elected to the boards of directors of the corporation and its subsidiary, City National Bank.

"Mohamad is a highly respected and experienced technology executive and strategist, and we're very pleased to welcome him to our boards," said City National's President and Chief Executive Officer Russell Goldsmith. "As a senior executive at one of Silicon Valley's most important and wide-ranging technology companies, Mohamad will bring to our company an invaluable perspective on the impact and opportunities presented by rapidly evolving technologies, as well as corporate strategic planning and business management."

City National recently strengthened its long-standing commitment to the technology and life sciences industries with the addition of several technology bankers and the announcement that its Palo Alto office will expand later this year.

Before joining Hewlett-Packard in 2012, Ali served as CEO of the workforce optimization division of Aspect, a leading global provider of customer contact and workforce optimization solutions. Prior to his role at Aspect, he served as president of Avaya's global services business and also had responsibility for the company's strategy, corporate development and research labs.  Additionally, Ali has held senior positions at IBM, including vice president of strategy and business development for the information management division. In that capacity, he sourced and integrated key acquisitions, including Cognos, FileNet and Ascential Software, creating the foundation for IBM's business analytics strategy.

Ali holds a bachelor's degree and a master's degree in electrical engineering, both from Stanford University.  He serves on the Leadership Council of Oxfam America and on the board of the Massachusetts Technology Leadership Council.  He was named to Boston Business Journal's 2008 "40 Under 40" list and recognized by Massachusetts High Tech magazine as a 2011 All-Star.

About City National

City National Bank is the wholly owned subsidiary of City National Corporation.  It is backed by $27.4 billion in total assets, and provides banking, investment and trust services through 78 offices, including 16 full-service regional centers, in Southern California, the San Francisco Bay Area, Nevada, New York City, Nashville and Atlanta.  The company and its investment affiliates manage or administer $59.0 billion in client investment assets, including $39.7 billion under direct management.

For more information about City National, visit the company's Website at cnb.com.

CONTACT: Financial/Investors:
         Christopher J. Carey, 310.888.6777
         Chris.Carey@cnb.com

         Media:
         Cary Walker, 213.673.7615
         Cary.Walker@cnb.com